Exhibit 2
                                                                  ---------


               STOCKHOLDERS AGREEMENT, dated as of May 13, 1996 (this "Agreement"), among UROHEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), and each stockholder listed on Exhibit A attached hereto (each, a "Stockholder," and collectively, the "Stockholders").

               As of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of Common Stock, par value $.001 per share (the "UroHealth Stock"), of the Company, set forth opposite such Stockholder's name on Exhibit A hereto (all such
                                               ---------
     shares and any shares hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

               Pursuant to the Securities Purchase Agreement dated as of May 3, 1996, between the Company and the Investors (as defined therein), the Company is issuing and the Investors are purchasing Convertible Debentures, Preferred Stock and Warrants for an aggregate purchase price of not less than $50,000,000. In order to induce the Investors to enter into the Securities Purchase Agreement and consummate the transactions contemplated thereby the Company has requested that each Stockholder agree, and each Stockholder has agreed, to grant the Company irrevocable proxies to vote such Stockholder's Shares in favor of amending the Certificate of Incorporation to (i) increase the authorized shares of Common Stock of the Company to 50,000,000 shares and (ii) provide that the Convertible Debentures have voting rights. A copy of the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware upon its approval by the Company's stockholders is attached hereto as Exhibit B.
     ---------

               NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants set forth herein and in the Securities Purchase Agreement, the parties hereto agree as follows:


                                    ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

               Each Stockholder, severally and not jointly, hereby represents and warrants to the Company, as follows:

          1.1. DUE AUTHORITY.  (a)  Such Stockholder has full power and
               -------------
     authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of such






















     DAFS02...:\58\46058\0001\0231\EXH6036R.54B

     Stockholder and, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

                    (b) There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                    (c)  If such Stockholder is married and such
     Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

               1.2. NO CONFLICT; CONSENTS.  (a)  The execution and delivery
                    ----------------------
     of this Agreement by such Stockholder do not, and the performance of the transaction contemplated by this Agreement by such Stockholder and the compliance by such Stockholder with any provisions hereof shall not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which such Stockholders assets are bound or affected, (ii) conflict with or violate the Stockholder's certificate of incorporation or by laws or other organizational document, if applicable to such Stockholder,
     (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Stockholder's assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or such Stockholder's assets are bound or affected or (iv) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

                    (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

               1.3. TITLE TO SHARES.  (a)  Such Stockholder is the record
                    ---------------
     or beneficial owner of his, her or its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement. The Shares set forth opposite such Stockholder's name on Exhibit A
                                                              ---------
      hereto constitute all of the shares of UroHealth Stock owned of record or beneficially by such Stockholder.

                    (b) Such Stockholder has sole power of disposition with respect to all the Shares set forth opposite such Stockholder's name on Exhibit A hereto and the sole voting power with respect to the
             ---------
     matters set forth in Article II hereof and the sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Exhibit A
                                                              ---------
      hereto, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

               1.4. NO ENCUMBRANCES.  Such Stockholder's Shares and the
                    ---------------
     certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever except for any such encumbrances or proxies arising hereunder, provided that nothing herein shall prevent the bona fide
                                                               ---- ----
      pledge of such Stockholder's Shares, so long as the pledgee thereof agrees to be subject to the terms hereof or such other agreement with provisions reasonably acceptable to the Investors that provide for the proxy agreement to remain in full force and effect.

               1.5. ACKNOWLEDGMENT OF RELIANCE.  Such Stockholder
                    --------------------------
     understands and acknowledges that the Investors are entering into the Securities Purchase Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

               1.6. BROKERS.  No broker, investment banker, financial
                    -------
     adviser or other person s entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                                   ARTICLE II

                          TRANSFER AND VOTING OF SHARES

               2.1. TRANSFER OF SHARES.  During the Proxy Term (as defined
                    ------------------
     below), and except as otherwise provided herein, each Stockholder shall not (a) offer for sale, tender, transfer, pledge, encumber, assign or otherwise dispose of any of such Stockholder's Shares, (b) deposit such Stockholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, encumbrance, assignment or other disposition of any UroHealth Stock or
     (d) take any action that would make any representation or warranty of such Stockholder contained herein to be untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent the bona fide pledge of a
                                                     ---- ----
     Stockholders Shares so long as the pledgee thereto agrees to be subject to the terms hereof or such other agreement with provisions reasonably acceptable to the Investors that provides for the proxy agreement to remain in full force and effect.

          2.2. VOTING OF SHARES: FURTHER ASSURANCES.  (a)  Each
               ------------------------------------
     Stockholder, by this Agreement, with respect to those Shares that such Stockholder owns of record, does hereby constitute and appoint the Company, or any nominee of the Company, with full power of substitution, during and for the Proxy Term, as such Stockholder's true and lawful attorney and irrevocable proxy, for and in such Stockholder's name, place and stead, to vote each of such Shares as such Stockholder's proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign such Stockholder's name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) to authorize the Company to take all actions necessary to increase the number of shares of Common Stock authorized by the Certificate of Incorporation to 50,000,000 and to provide the Convertible Debentures with the voting rights as described in the Certificate of Amendment for each share of Common Stock purchasable upon conversion of the Convertible Debentures, including filing the Certificate of Amendment attached hereto as Exhibit B with the Secretary of State of State of Delaware.
               ---------
     Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares to the extent inconsistent with the obligations hereunder. Each Stockholder further agrees to cause the Shares owned by such Stockholder beneficially to be voted in accordance with the foregoing; provided, that nothing hereunder shall
                                    --------
     obligate any Stockholder to exercise any option or warrant which may be deemed to constitute beneficial ownership of the underlying Shares.

                    (b) For the purposes of this Agreement, "Proxy Term" shall mean the period from the execution of this Agreement, until the Certificate of Amendment has been filed with and accepted by the Secretary of State of the State of Delaware; provided, that the
                                                  --------
     restrictions on transfer set forth in Sections 2.1 and 3.2 shall terminate on December 31, 1996, if the expiration of the Proxy Term has not occurred by such date.

                    (c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company the power to carry out the provisions of this Agreement.

               2.3. CERTAIN EVENTS.  Each Stockholder agrees that this
                    --------------
     Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

                                   ARTICLE III

                        CERTAIN COVENANTS OF STOCKHOLDERS

               3.1. VOTING.  Each Stockholder set forth on Exhibit A to
                    ------                                 ---------
     this Agreement hereby severally agrees that during the Proxy Term at any meeting of stockholders of the Company, however called, or in connection with any written consent of the Company's stockholders, such Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Stockholder, except as specifically requested in writing by the Company in advance, against any action which, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the amendment of the Company's Certificate of Incorporation as contemplated by this Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the Certificate of Amendment being filed with and accepted by the Secretary of State of the State of Delaware to vote or give instructions after such termination in any manner inconsistent with this provision.

               3.2. STOP TRANSFER.  Each Stockholder agrees with, and
                    -------------
     covenants to, the Investors and the Company that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. Each Stockholder agrees, with respect to any Shares in certificated form, that such Stockholder will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend: "The shares of Common stock, par value $.01 per share, of UroHealth Systems, Inc. (the "Company"), represented by this certificate are subject to a Stockholders Agreement dated as of May __, 1996, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee. Pursuant to the Securities Purchase Agreement, the Company has agreed to notify the transfer agent for any Shares in uncertificated form of the provisions set forth in this
     Section 3.2 and has agreed to, and each Stockholder agrees to, provide such documentation and to do such other things as may be required to give effect to such provisions with respect to such uncertificated Shares.

               3.3. FURTHER ASSURANCES.  At the other party's request and
                    ------------------
     without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

               4.1. SEVERABILITY.  If any term or other provision of this
                    ------------
     Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent pertained by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               4.2. ENTIRE AGREEMENT.  This Agreement constitutes the
                    ----------------
     entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

               4.3. AMENDMENTS.  This Agreement may not be modified,
                    ----------
     amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Exhibit A hereto may be supplemented by the Company by
                   ---------
     adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

               4.4. ASSIGNMENT.  This Agreement shall not be assigned by
                    ----------
     operation of law or otherwise; provided that this Agreement may be
                                    --------
     assigned to an affiliate of such Stockholder so long as such affiliate shall continue to be bound by the obligations hereof as a Stockholder hereunder.

               4.5. PARTIES IN INTEREST.  This Agreement shall be binding
                    -------------------
     upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

               4.6. SPECIFIC PERFORMANCE.  The parties hereto agree that
                    --------------------
     irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction to prevent breaches of this Agreement and specific performance of the terms hereof, in addition to any other remedy at law or in equity.

               4.7. GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND
                    -------------
     CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN

     FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

               4.8. COUNTERPARTS.  This Agreement may be executed in one or
                    ------------
     more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

                                   UROHEALTH SYSTEMS, INC.


                                   By:
                                      -------------------------------------
                                   Name:
                                   Title:


                                   FOXMEYER CORPORATION


                                   By:
                                      -------------------------------------
                                   Name:
                                   Title:



                                   ----------------------------------------
                                   Gerald W. Timm



                                   ----------------------------------------
                                   Julian W. Osbon



                                   ----------------------------------------
                                   James B. Osbon



                                   ----------------------------------------
                                   Robert E. Osbon



                                   ----------------------------------------
                                   Anthony D. Osbon



                                   ----------------------------------------
                                   Carolyn O. Health


                                    EXHIBIT A

                                                Number of Shares of
                 Name and Address                 UroHealth Owned
                  of Stockholder                by Stockholder<F1>
      -------------------------------------   -----------------------


      FoxMeyer Corporation                          1,414,589
      1220 Senlac Drive
      Carrollton, Texas  75006

      Gerald W. Timm                                1,218,480
      930 Mount Curve Avenue
      Minneapolis, Minnesota 55403
      Julian W. Osbon                               3,000,000
      c/o UROHEALTH Systems, Inc.
      5 Civic Plaza, Suite 100
      Newport Beach, California  92660

      James B. Osbon                                  500,000
      c/o UROHEALTH Systems, Inc.
      5 Civic Plaza, Suite 100
      Newport Beach, California  92660
      Robert E. Osbon                                 500,000
      c/o UROHEALTH Systems, Inc.
      5 Civic Plaza, Suite 100
      Newport Beach, California  92660

      Anthony D. Osbon                                500,000
      c/o UROHEALTH Systems, Inc.
      5 Civic Plaza, Suite 100
      Newport Beach, California  92660

      Carolyn O. Health                               500,000
      c/o UROHEALTH Systems, Inc.
      5 Civic Plaza, Suite 100
      Newport Beach, California  92660











     Indicates beneficial and, unless otherwise indicated,
     record ownership.


                                    EXHIBIT B
                                    ---------

                            Certificate of Amendment